Exhibit 3.2
AMENDMENT NO. 2 TO
THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
NRP (GP) LP
     This Amendment No. 2 dated as of June 30, 2009 (this “Amendment No. 2”) to the Third Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”), dated as of January 4, 2007, of NRP (GP) LP, a Delaware limited partnership (the “Partnership”), as amended by that certain Amendment No. 1, dated as of May 20, 2009, is hereby adopted by GP Natural Resource Partners LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, and the Limited Partners. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 11.2(b) provides that the Partnership Agreement may be amended from time to time in accordance with the provisions set forth therein; and
     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment No.2 in order to clarify certain matters relating to Partnership distributions.
     NOW THEREFORE, the General Partner and the Limited Partners do hereby amend the Partnership Agreement as follows:
     Section 1. Amendments.
     (a) The definition of “IDR Available Cash” is hereby amended and restated in its entirety as follows:
     “IDR Available Cash” means, with respect to a fiscal quarter, the IDR Distribution Amount with respect to such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner (but without duplication of amounts reserved in determining Available Cash) (a) to comply with any incentive plan, compensation program or other similar agreement or obligation to which the Partnership is a party or by which it is bound or its assets or Property is subject, in each case as in effect as of the date hereof, or (b) with the prior written consent of Adena, to provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such quarter; provided, however, that distributions made by the Master Limited Partnership to the Partnership with respect to the Incentive Distribution Rights or cash reserves established, increased or reduced with respect thereto after the expiration of such quarter but on or before the date of determination of IDR Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining IDR Available Cash, during such quarter if the General Partner so determines in its reasonable discretion.
     (b) A new Section 5.3(i) is hereby added in its entirely as follows:

     “(i) Special Allocations. Any deduction or loss attributable to amounts paid by, or obligations or expenses incurred by, the Partnership that are described in clauses (a) or (b) of the definition of IDR Available Cash, shall be allocated to the Partners in proportion to their relative IDR Percentage Interests.”
     Section 2. Prior Conduct. The parties hereto hereby agree on behalf of the Partnership and the Partners that all amounts withheld or reserved by the Partnership from distribution to, and all amounts distributed to, the Partners prior to the date hereof are hereby approved, ratified and confirmed in all respects.
     Section 3. General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 2.

     Section 4. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 5. Governing Law. This Amendment No. 2 will be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the General Partner and the Limited Partners have executed this Amendment No. 2 as the date first written above.

GENERAL PARTNER: GP NATURAL RESOURCE PARTNERS LLC
By:	/s/ Dwight L. Dunlap
Dwight L. Dunlap
Chief Financial Officer

LIMITED PARTNERS: NEW GAULEY COAL CORPORATION
By:	/s/ Dwight L. Dunlap
Dwight L. Dunlap
Chief Financial Officer

WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP
By:	Western Pocahontas Corporation,
its general partner

By:	/s/ Dwight L. Dunlap
Dwight L. Dunlap
Chief Financial Officer

GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP
By:	GNP Management Corporation,
its general partner

By:	/s/ Dwight L. Dunlap
Dwight L. Dunlap
Chief Financial Officer

NRP INVESTMENT L.P.
By:	Robertson Coal Management LLC,
its general partner

By:	/s/ Corbin J. Robertson, Jr.
Corbin J. Robertson, Jr.
Sole Member

ADENA MINERALS, LLC
By:	/s/ Donald Holcomb
Donald Holcomb
Authorized Person